Exhibit 7.9

ASSET PURCHASE AGREEMENT

by and among

AKVARR, INC.

and

RECRUITER.COM CONSULTING, LLC

Schedule 1 - Definitions

Disclosure Schedule

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ASSET PURCHASE AGREEMENT

This Agreement is made and entered into effective as of August 4, 2023, by and among Akvarr, Inc., a Delaware corporation (“Buyer”), and Recruiter.com Consulting, LLC, a Texas limited liability company (“Seller”). Buyer and Seller may be referred to collectively as the “Parties,” or if referring to either of them individually, as a “Party.”

This Agreement contemplates a transaction in which Buyer will purchase certain assets of the Seller business (the “Acquired Assets”) in exchange for the consideration and other covenants set forth herein.

WHEREAS, Seller has entered into an Asset Purchase Agreement with Insigma Inc., a Virginia corporation (“Insigma”), on even date herewith, with respect to assets other than the Acquired Assets.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

See Schedule 1 attached hereto for definitions of terms not defined elsewhere in this Agreement.

2. The Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer and deliver to Buyer, the Acquired Assets (as defined in Schedule 1) upon the Closing Date. Upon and after the Closing Date, all accounts receivable generated from the Acquired Assets shall belong to Buyer.

(b) Purchase Price; Consideration to be Paid on the Closing Date. As consideration for the Acquired Assets, Buyer shall pay to Seller one dollar ($1.00) the “Purchase Price”).

(c) Deliveries at Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place upon the execution of this Agreement by both Parties. At Closing, the Parties shall deliver to each other a signed copy of this Agreement, a fully executed copy of the Agreement between Seller and Insigma and the Assignment Agreement attached hereto as Exhibit A, and Buyer shall pay to Seller the Purchase Price.

3. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas.

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(b) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and the shareholders of Seller have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(c) Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, or any provision of the organizational documents or operating agreement of Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Title to Assets. Seller owns all right, title or interest in the Acquired Assets, free and clear of all Security Interests or restrictions on transfer, and upon consummation of the transactions contemplated hereby, Buyer will acquire all right, title and interest to the Acquired Assets free and clear of any liabilities of whatever nature.

(e) Subsidiaries. Seller does not now conduct and has not in the past conducted the Business through a subsidiary.

(f) [Intentionally omitted.]

(g) Events Subsequent to the Most Recent Statements. Except as set forth in Section 3(g) of the Disclosure Schedule, since the date of the Financial Statements, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Business. Without limiting the generality of the foregoing, since that date Seller has not, with respect to the Business:

(i) Entered into any new material agreement, contract, lease, or license affecting the Business (including any Client Contract);

(ii) Accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license affecting the Business (including any Client Contract) to which Seller is a party or by which it is bound or received notice or gained other Knowledge of a third party doing the same;

(iii) Imposed any security interest upon the Acquired Assets, tangible or intangible;

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(iv) Entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with respect to the Business;

(v) Granted any increase in the base compensation of any employee engaged in the Business or made any other change in employment terms for any employee engaged in the Business;

(vi) Adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any employee engaged in the Business, or taken any such action with respect to any other Employee Benefit Plan; and

(vii) Seller has not committed to any of the foregoing.

(h) Legal Compliance. Except as set forth in Section 3(h) of the Disclosure Schedule, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under) of federal, state, local, and foreign governments (and all agencies thereof) relating to the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(i) [Intentionally omitted.]

(j) Contracts. Section 3(j) of the Disclosure Schedule lists the following contracts and other agreements relating to the Business to which Seller is a party with respect to the Acquired Assets:

(i) Any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii) Any agreement concerning a partnership or joint venture;

(iii) Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(iv) Any confidentiality or non-competition agreement;

(v) Any profit sharing, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former employees (other than in connection with any Client Contract);

(vi) Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (other than in connection with any Client Contract);

(vii) Any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of Seller other than expense advances made in the ordinary course of business;

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(viii) Any agreement (other than a Client Contract) under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Business; or

(ix) Any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000 (other than a Client Contract).

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Section 3(j) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to therein. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to Seller’s Knowledge, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to Seller’s Knowledge, no party has repudiated any material provision of the agreement.

(k) Litigation. Section 3(k) of the Disclosure Schedule sets forth each instance in which Seller (with respect to the Acquired Assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(l) Employees. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Seller has not committed any material unfair labor practice with respect to the Business. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees employed by Seller in the Business. To Seller’s Knowledge, Seller has only employed individuals authorized to work in the United States. Seller has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of any Federal immigration laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with such laws.

(m) Environment, Health, and Safety Matters. Seller is in compliance and has complied, in each case in all material respects, with all Environmental, Health, and Safety Requirements relating to the Acquired Assets.

(n) Certain Business Relationships. Except as set forth in Section 3(q) of the Disclosure Schedule, no officer, director, shareholder or entity under common control with Seller has been involved in any material business arrangement or relationship with the Business within the past 12 months, and none of them owns any material asset, tangible or intangible, which is used in the Business.

(o) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

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4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to own its property and to carry on its business as and in the places where such property is now owned or operated or such business is now being conducted.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by all required corporate action of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(c) Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or security interest would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d) No Restrictions. There is no suit, action, claim (or to the Knowledge of Buyer, any investigation or inquiry) by any governmental or regulatory authority, and no legal, administrative, or arbitration proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its respective properties or assets, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by Buyer in connection with the transactions contemplated hereby.

(e) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5A. Non-Solicitation Covenant. Seller covenants that on and after the Closing Date, Seller shall not, directly or indirectly, on behalf of itself or any person other than Buyer, call upon any of the customers or clients of Seller (or potential customers or clients whose business Seller solicited on behalf of the Seller before the Closing Date or about whose needs Seller gained information before the Closing Date) for the purpose of soliciting or providing any product or service similar to that provided by Buyer, nor will Seller, in any way, directly or indirectly, on behalf of itself or any other person than Buyer, solicit, divert or take away, or attempt to solicit, divert, or take away any of the customers, clients, business or patrons of Buyer (or potential customers or clients whose business Seller solicited before the Closing Date or about whose needs Seller gained information before the Closing Date). Seller further covenants that on and after the Closing Date, Seller shall not, directly or indirectly, on behalf of itself or any other person, solicit, induce or encourage any employee or contractor of Buyer to cease providing services for Buyer.

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5B. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party. In this connection, Buyer shall be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort which relate exclusively to the Business and Buyer shall give to Seller and Seller’s accountants and other representatives, at Seller’s expense, full access during normal business hours and upon reasonable notice, to all such documents, books, records (including Tax records), agreements and financial data which relate to the conduct of the Business prior to the Closing.

(b) Confidentiality. For three (3) years following the Closing, Seller shall treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information, except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

5C. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the Closing Date:

(a) General. Seller shall use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall not take any steps to solicit or arrange a sale of the Acquired Assets to anyone but Buyer.

(b) Operation of Business. Seller shall not, in the conduct of its business, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business affecting the Acquired Assets, except pursuant to the written consent of the Buyer. Seller shall use its best efforts to keep the Acquired Assets intact, including its present operations, physical facilities, working conditions, and relationships with suppliers, customers and employees.

(c) Full Access. Seller, upon prior notice by Buyer, shall permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Acquired Assets.

6. Breach of this Agreement.

(a) Survival of Warranties. All of the representations and warranties of Seller and Buyer hereunder shall survive the Closing (even if the other Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for the applicable statute of limitations.

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(b) Set Off. The amount by which Seller may be liable to Buyer as a result of a breach of a representation, warranty or covenant made hereunder may, at Buyer’s option, be set off against payments due to Seller pursuant to any agreement executed pursuant to this Agreement, or any other amounts which may be or become payable to Seller. The exercise of such right of set off by Buyer shall not constitute an event of default under any such agreements or obligations. Neither the exercise of nor the failure to exercise such right of set off shall constitute an election of remedies nor limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7. Miscellaneous.

(a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Buyer and Seller have not (through any of their respective agents, representatives or employees) relied upon any representation from the other Party, other than those representations contained in this Agreement.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To Seller:

Attn: Miles Jennings

Recruiter.com Consulting, LLC

123 Farmington Avenue, Suite 252

Bristol, Connecticut 06010

miles@recruiter.com

To Buyer:

Attn.: Robert Day

Akvarr, Inc.

22 Baltimore Road

Rockville, Maryland 20850

Email: robert@futuris.company

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Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above by way of personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(j) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(k) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(l) Tax Matters. Seller shall be responsible for the preparation and filing of all Income Tax Returns for Seller for all periods as to which Income Tax Returns are due after the Closing Date which include the operations of the Business for any period ending on or before the Closing Date. Seller shall make all payments required with respect to any such Income Tax Return.

(m) Bulk Transfer Laws. Seller shall indemnify and hold Buyer harmless with respect to any claims, liabilities, actions, causes of action incurred to or alleged by any creditor of Seller with respect to which Buyer would have been protected had such provisions of the bulk transfer laws of any applicable jurisdiction been fully complied with.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:		SELLER:

By:	/s/ Robert Day	By:	/s/ Miles Jennings
Name:	Robert Day	Name:	Miles Jennings
Title:	Chief Financial Officer and Interim	Title:	Chief Executive Officer
Chief Executive Officer

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Schedule 1

Definitions

“Acquired Assets” means all of Seller’s right, title, and interest in the following Client Contracts:

1)	BJServicesCameron
2)	Century Link
3)	Comau
4)	Disney
5)	Equifax
6)	Ford
7)	Halliburton
8)	Johnson & Johnson
9)	LBrands
10)	NYHealth & Hospital - Right Sourcing MSP
11)	PPG
12)	Schlumberger
13)	T-Systems
14)	UPS
15)	Xcel

The Seller will introduce the Buyer to the aforementioned clients for the purpose of Buyer developing and continuing the business relationship.

“Client Contract” means a contract with a client of Seller.

“Closing Date” has the meaning set forth in that certain Asset Purchase Agreement by and between Seller and Insigma, Inc. of even date herewith.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Business that has been treated as confidential by Seller and is not generally available to the public.

“Environmental, Health, and Safety Requirements” shall mean (i) all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, as are in effect as of the Closing Date, (ii) all judicial and administrative orders and determinations, as are in effect as of the Closing Date; and (iii) all common law, as in effect as of the Closing Date, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

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“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Knowledge” means actual knowledge after reasonable investigation.

“New Clients” means clients referred to Buyer by Seller that were not clients of Seller as of the Closing Date.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest whatsoever, other than liens securing rental payments under capital lease arrangements, if any.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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Disclosure Schedule

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